Exhibit 99.1

Valley Financial Corporation▲
______________________________________________________

FOR RELEASE 4:00 p.m. August 12, 2011

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES PAYMENT OF TARP DIVIDENDS

ROANOKE, VIRGINIA (August 12, 2011) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today it has received approval from the Federal Reserve Bank of Richmond to pay the current and deferred quarterly dividends on the $16.0 million Series A Preferred Stock.  Prior to this payment, the Company had deferred five quarterly dividend payments totaling $1,001,000.  The Company will pay all deferred and current dividends, plus interest, totaling $1,240,000 to the U. S. Treasury Department on August 15, 2011.

Additionally, the Company has received approval from the Federal Reserve Bank of Richmond to pay all interest payments currently due on the Company’s trust preferred securities and will pay all such amounts totaling $612,000 on August 15, 2011.

President and CEO Ellis L. Gutshall stated “We obviously are quite pleased with the Federal Reserve Bank’s recognition of the successful recovery Valley Bank has experienced over the past 18 months.  As noted previously, the Company achieved record profitability in 2010 on a pre-TARP basis.  Additionally, the Company ended 2010 with the strongest liquidity ratios in the history of the Company; achieved record core deposit growth totaling over $160 million and ended the year with a total risk based capital ratio well above 13%.  During the first half of 2011, the momentum that we created in 2010 has continued, as we reported pre-TARP net income of $2.3 million and net income available to common shareholders of $1.8 million, a 13% increase over the same period last year.  The increase in net income is primarily attributed to a 20% increase in net interest income which resulted in a net interest margin of 3.37%, an increase of 41 basis points from the prior year. Additionally, our efforts to improve asset quality continue to display positive results as we were able to reduce our substandard assets by over $7.9 million from the linked quarter without materially impacting our profitability.”

CEO Gutshall continued, “We will not be satisfied until such time that our share price truly reflects our value.  We believe that bringing these dividends and interest payments current is an important step to improving shareholder value and we remain committed to repaying TARP and committed to reinstating a common stock dividend as soon as we prudently are able to do so. The book value per common share was $8.93 as of June 30, 2011, a 10% increase over the $8.11 per common share as of June 30, 2010.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.